The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

SEC File No. 333-58729

SUBJECT TO COMPLETION, DATED JUNE 27, 2002

PROSPECTUS  SUPPLEMENT

(To Prospectus dated July 22, 1998)
                                Shares
Equity Office Properties Trust

      % Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

Liquidation Preference $25.00 per Share

      We are offering                     of our      % Series G cumulative redeemable preferred shares of beneficial interest. We have granted the underwriters an option to purchase an additional                      Series G preferred shares solely to cover over-allotments. The following is a summary of the shares:

•	We will pay cumulative distributions on each share at the rate of % of the liquidation preference per year ($ per year per share).

•	We will pay distributions on shares quarterly, beginning on September 16, 2002 (with the payment on that date representing accumulated distributions from and including the date of issuance, or $ per share).

•	We may not redeem the shares before July 29, 2007, except in order to preserve our status as a real estate investment trust.

•	On and after July 29, 2007, we may, at our option, redeem the shares by paying you $25.00 per share, plus any accumulated and unpaid distributions.

•	The shares have no stated maturity and are not subject to any sinking fund or mandatory redemption, and are not convertible into any other securities.

•	You generally will have no voting rights as a holder of the Series G preferred shares, unless we fail to pay distributions for six or more quarters or as required by law.

      We intend to apply to list the Series G preferred shares on the New York Stock Exchange under the symbol “EOPPrG.” If approved, trading of the shares on the NYSE is expected to begin within 30 days following initial issuance of the shares.

      Investing in the Series G preferred shares involves risks, including those described in the “Risk Factors” section beginning on page S-3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total

Public Offering Price		$25.00	$

Underwriting Discount(1)	$		$

Proceeds to Equity Office (before expenses)	$		$

(1)	We have agreed to pay the underwriters an underwriting discount of $0.7875 per share, or $ in the aggregate, but the discount for sales to certain institutions will be $0.625 per share. Therefore, the aggregate amount of the underwriting discount may be lower.

      The underwriters expect to deliver the shares to purchasers on or about July 29, 2002.

Salomon Smith Barney

Merrill Lynch & Co.

Morgan Stanley

UBS Warburg

Wachovia Securities

Prudential Securities
July      , 2002

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information previously filed by us with the SEC and incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

TABLE OF CONTENTS

Prospectus Supplement

      This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks relating to our business which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Current Reports on Form 8-K filed by us with the SEC on February 12, 2002 and June 27, 2002.

RISK FACTORS

      In addition to the risks relating to our business, which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Current Reports on Form 8-K filed by us with the SEC on February 12, 2002 and June 27, 2002, and the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the Series G preferred shares.

The market value of the Series G preferred shares could be substantially affected by various factors

      The Series G preferred shares are a new issue of securities with no established trading market. We intend to apply to list the Series G preferred shares on the NYSE. However, an active trading market on the NYSE for the shares may not develop or last, in which case the trading price of the shares could be adversely affected. If an active trading market does develop on the NYSE, the shares may trade at prices higher or lower than their initial offering price. The trading price of the shares would depend on many factors, including:

      • prevailing interest rates;

      • the market for similar securities;

      • general economic conditions; and

      • our financial condition, performance and prospects.

      We have been advised by the underwriters that they intend to make a market in the shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay distributions on the Series G preferred shares may be limited

      Because we conduct all of our operations through EOP Operating Limited Partnership, or “EOP Partnership,” our ability to make distributions on the Series G preferred shares will depend entirely on payments and distributions received on our interests in EOP Partnership. Additionally, the terms of some of the debt to which EOP Partnership is a party limits its ability to make some types of payments and other distributions to us. This in turn limits our ability to make some types of payments, including payment of distributions on the Series G preferred shares, unless we meet certain financial tests or such payments or distributions are required to maintain our qualification as a real estate investment trust, or “REIT.” As a result, if we are unable to meet the applicable financial tests, we may not be able to pay distributions on the Series G preferred shares in one or more periods.

THE COMPANY

      We are the largest publicly held owner and operator of office properties in the United States based upon equity market capitalization and square footage. We own substantially all of our assets and conduct all of our operations through EOP Partnership, which is engaged principally in acquiring, owning, managing, developing and leasing office properties. We are the sole general partner of, and owned, at March 31, 2002, an approximately 88.1% interest in, EOP Partnership. At March 31, 2002, EOP Partnership owned or had an interest in 767 office properties comprising approximately 127.5 million square feet of office space, 79 industrial properties comprising approximately 6.0 million square feet of industrial space and approximately 2.0 million square feet of properties under development.

      We are a Maryland real estate investment trust. We were organized in 1996 and began operations in 1997. We have elected to be taxed as a REIT for federal income tax purposes.

      Our principal executive offices are located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and our telephone number is (312) 466-3300.

USE OF PROCEEDS

      We estimate net proceeds from this offering of approximately $                    , after all anticipated expenses and underwriting discounts (or approximately $                    if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds from this offering, together with available cash, to the extent necessary, to redeem in full on July 29, 2002 all of our outstanding 8.98% Series A cumulative redeemable preferred shares, at an aggregate redemption price of $201,943,762. We expect to use any additional net proceeds for working capital purposes.

      Pending application of the net proceeds as described above, the net proceeds of this offering will be deposited in interest bearing accounts or invested in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF SERIES G PREFERRED SHARES

      Set forth below is a summary of the terms of the Series G preferred shares.

      The summary is not complete and is qualified in its entirety by reference to our declaration of trust, the articles supplementary relating to the Series G preferred shares and our bylaws. Copies of these documents may be obtained from us.

General

      Under our declaration of trust, our board of trustees is authorized to issue 100 million preferred shares, to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series, subject to the rights of holders of any class or series of our preferred shares, without shareholder approval. Our board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval. Absent an express provision to the contrary in the terms of any class or series of authorized shares, under our declaration of trust our board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

      Under Maryland law applicable to us, a shareholder is not personally liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any of our debts or obligations by reason of being a shareholder nor will any shareholder face any personal liability in tort, contract or otherwise to any person that relates to our property or affairs by reason of being a shareholder.

      Our bylaws further provide that we will indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we will reimburse each shareholder for all reasonable expenses incurred by him or her relating to any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us.

      Inasmuch as we carry public liability insurance which we consider adequate, we believe that any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

      As of June 27, 2002, we had the following outstanding series of preferred shares:

Series of Preferred Shares	Number of Outstanding Shares

Series A preferred shares	7,994,000

Series B preferred shares	5,990,000

Series C preferred shares	4,562,900

Series E preferred shares	6,000,000

Series F preferred shares	4,000,000

      We have called our Series A preferred shares for redemption on July 29, 2002, at a redemption price, including accrued but unpaid distributions to the redemption date, of $25.2619167 per share. See “Use of Proceeds.”

      The Series G preferred shares will rank on a parity as to distributions and amounts payable upon liquidation with the Series B preferred shares, the Series C preferred shares, the Series E preferred shares and the Series F preferred shares, and with preferred shares issued in the future on a parity basis.

      The registrar, transfer agent and distributions disbursing agent for the Series G preferred shares will be EquiServe Trust Company, N.A.

      We expect to list the Series G preferred shares on the NYSE and expect that trading will commence within 30 days after initial issuance of the Series G preferred shares. See “Underwriting.”

Distributions

      As holders of Series G preferred shares, you will be entitled to receive, when and as authorized by our board of trustees, out of legally available funds, cumulative preferential cash distributions at the rate of           % of the liquidation preference per annum, which is equivalent to $            per Series G preferred share per year.

      Distributions on the Series G preferred shares will cumulate from the date of original issuance (July 29, 2002) and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, or, if not a business day, the next succeeding business day. The initial distribution on the Series G preferred shares, which will be paid on September 16, 2002 if authorized by our board of trustees, will be for less than a full quarter. We will prorate and compute this initial distribution and any other distribution payable for a partial distribution period on the basis of a 360-day year consisting of twelve 30-day months.

      We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable distribution record date. The distribution record date will be the first day of the calendar month in which the related distribution payment date falls, or such other date that our board of trustees designates for the payment of distributions that is not more than 30 nor less than 10 days prior to the distribution payment date.

      Distributions on the Series G preferred shares will cumulate whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not such distributions are authorized by our board of trustees. Accumulated but unpaid distributions will cumulate as of the distribution payment date on which they first become payable or on the date of redemption, as the case may be. No interest will be payable in respect of any distribution on the Series G preferred shares that may be in arrears.

      Unless full cumulative distributions on Series G preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the then current distribution period:

•	no distributions, other than distributions in kind of our common shares or other shares of beneficial interest ranking junior to Series G preferred shares as to distributions and upon liquidation, may be authorized or paid or set aside for payment, and no other distribution may be authorized or made upon, our common shares or any other shares of beneficial interest ranking junior to or on a parity with Series G preferred shares as to distributions or upon liquidation (other than pro rata distributions on preferred shares ranking on a parity as to distributions with the Series G preferred shares); and

•	no common shares or any other shares of beneficial interest ranking junior to or on a parity with Series G preferred shares as to distributions or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by us, except by conversion into or exchange for other shares of beneficial interest ranking junior to the Series G preferred shares as to distributions and amounts upon liquidation.

Our other outstanding series of preferred shares contain comparable limitations applicable to those series.

      We will credit any distribution payment we make on the Series G preferred shares against the earliest accumulated but unpaid distribution due with respect to the Series G preferred shares which remains payable.

      If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the “Capital Gains Amount,” of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest, then the portion of the Capital Gains Amount that will be allocable to holders of Series G preferred shares shall be in the same portion that the total distributions paid or made available to the holders of Series G preferred shares for the year bears to the total distributions for the year made with respect to all classes and series of our outstanding shares of beneficial interest.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of us, as a holder of Series G preferred shares you will be entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of common shares and any other shares of beneficial interest ranking junior to the Series G preferred shares as to liquidation rights.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of us, our assets are insufficient to make full payment to holders of the Series G preferred shares and other shares of beneficial interest ranking on a parity with the Series G preferred shares as to liquidation rights, then the holders of the Series G preferred shares and parity shares of beneficial interest will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G preferred shares will have no right or claim to any of our remaining assets.

      Our consolidation or merger with or into another entity, the merger of another entity with or into us, a statutory share exchange by us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will in each case not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

      Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, the Series G preferred shares will not be redeemable prior to July 29, 2007. On or after July 29, 2007, we, at our option, upon giving the notice described below, may redeem the Series G preferred shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.

      If we redeem fewer than all of the Series G preferred shares, our board of trustees will determine the number of shares to be redeemed. In such circumstances, the Series G preferred shares to be redeemed will be selected pro rata, by lot or in another equitable manner determined by our board of trustees.

      Notwithstanding the foregoing, unless full cumulative distributions on all Series G preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient set apart for payment for all past distribution periods and the current distribution period, we will not:

•	redeem any Series G preferred shares unless we simultaneously redeem all Series G preferred shares; or

•	purchase or otherwise acquire directly or indirectly any Series G preferred shares or any other shares of beneficial interest ranking junior to or on a parity with the Series G preferred shares as to distributions or upon liquidation, except by conversion into or exchange for shares of beneficial interest ranking junior to the Series G preferred shares as to distributions and upon liquidation.

      The foregoing restrictions on redemptions, purchases and other acquisitions will not prevent the redemption, purchase or acquisition by us of preferred shares of any series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of the Series G preferred shares.

      Immediately prior to any redemption of Series G preferred shares, we will pay, in cash, any accumulated and unpaid distributions to the redemption date, whether or not authorized, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series G preferred shares at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before the distribution payment date. Except as provided in the previous sentence, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G preferred shares to be redeemed.

      We will mail to you, if you are a record holder of Series G preferred shares, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. Each notice will state, in addition to any information required by law or by the applicable rules of any exchange upon which the Series G preferred shares may be listed or admitted to trading, the following:

•	the redemption date;

•	the redemption price;

•	the number of Series G preferred shares to be redeemed;

•	the place where you may surrender certificates for payment of the redemption price; and

•	that distributions on the Series G preferred shares to be redeemed will cease to accumulate on the redemption date.

      If we redeem fewer than all of the Series G preferred shares, we will specify in the notice to you the number of Series G preferred shares to be redeemed from you.

      From and after the redemption date (unless we default in payment of the redemption price), all distributions will cease to cumulate on the Series G preferred shares designated for redemption and all of your rights as a holder of the Series G preferred shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated and unpaid distributions up to the redemption date.

      The Series G preferred shares will not have a stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “Restrictions on Ownership and Transfer” below.

Voting Rights

      As a holder of Series G preferred shares, you will not have any voting rights, except as set forth below or as required by law.

      Whenever distributions on the Series G preferred shares are in arrears for six or more quarterly periods, the holders of Series G preferred shares will be entitled, voting together as a single class with holders of Series B, C, E and F preferred shares and all other equity securities of ours upon which like voting rights have been conferred and are exercisable, to elect a total of two additional trustees to our board of trustees.

      We may not, without the affirmative vote of holders of at least a majority of the outstanding Series G preferred shares voting separately as a class:

•	authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series G preferred shares with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of us;

•	reclassify any authorized equity securities into any such senior equity securities;

•	create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

•	amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary for the Series G preferred shares), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series G preferred shares.

However, with respect to any such amendment, alteration or repeal the provisions of our declaration of trust (including the articles supplementary for the Series G preferred shares), whether by merger or consolidation, so long as the Series G preferred shares remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series G preferred shares, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences or voting powers of Series G preferred shares. In addition, any increase in the amount of authorized Series G preferred shares or any other class or series of our equity securities, in each case ranking on a parity with or junior to the Series G preferred shares with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or our winding-up, will not be deemed to materially and adversely affect the rights, preferences or voting powers of Series G preferred shares.

No Conversion

      The Series G preferred shares are not convertible into or exchangeable for our property or securities.

Restrictions on Ownership and Transfer

      The general restrictions on ownership and transferability described under “Restrictions on Ownership and Transfer” below apply to the Series G preferred shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

      This description of the restrictions on ownership and transfer updates and replaces the information under the caption “Restrictions on Ownership and Transfer” in the accompanying prospectus.

      For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer “individuals,” which, as defined in the Internal Revenue Code for this purpose, includes certain entities. In addition, if we, or an actual or constructive owner of 10% or more of our shares, owns, actually or constructively, 10% or more of one of our tenants, then the rent received by us from that “related party tenant” will not be qualifying income for purposes of determining whether we meet the requirements for qualification as a REIT under the Internal Revenue Code unless the tenant is a taxable REIT subsidiary and specified requirements are met. A REIT’s shares also must be beneficially owned by 100 or more persons.

      As a means of addressing these requirements, Article VII of our declaration of trust provides that, with several exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of our issued and outstanding shares of any class or series of shares. Under our declaration of trust, our board of trustees may increase the ownership limit with respect to any class or series of shares. After giving effect to this increase, however, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, our board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as “individuals” under the Internal Revenue Code if such person or persons submits to our board of trustees specified information that demonstrates, to the reasonable satisfaction of our board of trustees, that such ownership would not jeopardize our status as a REIT under the Internal Revenue Code. Our declaration of trust further prohibits any person from transferring any of our common or preferred shares if the transfer would result in our shares of beneficial interest being owned by fewer than 100 persons or otherwise would cause us not to qualify as a REIT.

      If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then our declaration of trust provides that:

•	the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits; and

•	the prohibited transferee would not acquire any right or interest in the shares.

The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by us.

      The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

      Under our declaration of trust, we or our designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift; and

•	the market price of such shares on the date we, or our designee, were to agree to purchase the shares.

      Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

      The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

      If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be void.

      All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between  1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of our outstanding shares must give a written notice to us by January 30 of each year stating the name and address of such owner, the number of our shares owned and a description of the manner in which such shares are held. In addition, a holder of record of our shares subject to the foregoing requirement who holds our shares as nominee for another person or entity which is required to include in gross income the dividends received on such shares must also give notice of the name and address of such person or entity and the number of our shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of our shares is required, upon our demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of our shares as the our board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      Our declaration of trust contains an additional limitation on the ownership by non-U.S. persons of our common and preferred shares other than preferred shares issued and outstanding as of June 19, 2000, and the common shares into which such preferred shares may be converted. This limitation restricts the direct or indirect acquisition or ownership of our shares if, as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding our shares. If any transfers of our shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of our issued and outstanding shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction are automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void.

      Our declaration of trust allows for the board of trustees to exempt under specified circumstances one or more series of preferred shares issued in connection with a business combination from all or any portion of the ownership limitations and restrictions on transfer set forth in Article VII of our declaration of trust. The purpose of this provision is to provide our board flexibility in business combination transactions to vary the terms of the ownership limitations and restrictions on transfer applicable to any such preferred shares.

      The foregoing restrictions on ownership and transferability would not apply if our board of trustees were to determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

      As used in this section, “non-U.S. person” means:

•	a nonresident alien individual, as defined in the Internal Revenue Code;

•	a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State or the District of Columbia; and

•	any other person or entity treated as a “foreign person” under regulations promulgated under the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a description of certain federal income tax consequences pertaining to the acquisition, ownership and disposition of the Series G preferred shares. The following description relates solely to the tax consequences relevant specifically to the acquisition, ownership and disposition of Series G preferred shares. This discussion is general in nature and not exhaustive of all possible tax consequences, nor does the discussion address any state, local, or foreign tax consequences. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

      For a discussion of the taxation of Equity Office and the tax consequences relevant to shareholders generally, see the discussion under the heading “Material Federal Income Tax Consequences” in Equity Office’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2002 (hereinafter the “8-K”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

      The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Therefore, we cannot assure you that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. Each prospective holder of a Series G preferred share is advised to consult with its own tax advisor regarding the specific federal income tax consequences to it in light of its specific or unique circumstances of the acquisition, ownership and sale of Series G preferred shares in an entity electing to be taxed as a REIT, and any state, local and foreign tax consequences and of potential changes in applicable tax laws.

      As used in this section, the term “Equity Office” refers solely to Equity Office Properties Trust.

Dividends and Other Distributions; Backup Withholding

      For a discussion of the taxation of Equity Office, the treatment of dividends and other distributions with respect to shares of Equity Office, and the various withholding rules (including backup withholding), see the discussions in the 8-K under the captions “ Material Federal Income Tax Consequences — Taxation of Equity Office as a REIT,” “— Taxation of U.S. Shareholders,” “— U.S. Taxation of Non-U.S. Shareholders” and “— Information Reporting and Backup Withholding Tax Applicable to Shareholders.” In determining the extent to which a distribution on the Series G preferred shares constitutes a dividend for tax purposes, the earnings and profits of Equity Office will be allocated first to distributions with respect to the Series G preferred shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series G preferred shares, and second to distributions with respect to common shares of Equity Office.

Sale or Exchange of Series G Preferred Shares

      For a discussion of the tax consequences relevant to the sale, exchange, or other disposition (other than redemption) of the shares of beneficial interest in Equity Office, see “Material Federal Income Tax Consequences — Taxation of U.S. Shareholders” and “— U.S. Taxation of Non-U.S. Shareholders” in our 8-K.

Redemption of Series G Preferred Shares

      The treatment accorded to any redemption by Equity Office (as distinguished from a sale, exchange or other disposition) of Series G preferred shares can only be determined on the basis of particular facts as to each holder of Series G preferred shares at the time of redemption. In general, a holder of Series G preferred shares will recognize ordinary income to the extent of accrued but unpaid dividends and will recognize capital gain or loss measured by the difference between the amount received upon the redemption (less the amount attributable to accrued but unpaid dividends) and the holder’s adjusted basis in the Series G preferred shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of a holder’s interest in all classes of shares of Equity Office under Section 302(b)(3) of the Internal Revenue Code or (ii) is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Internal Revenue Code. In applying these tests, there must be taken into account not only any Series G preferred shares owned by the holder, but also such holder’s ownership of common shares, other series of preferred shares and any options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. If a particular holder owns (actually or constructively) no common shares or an insubstantial percentage of common shares or preferred shares of Equity Office, based upon current law, it is probable that the redemption of Series G preferred shares from such holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of Series G preferred shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

      If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code that are described above, then the redemption proceeds received from the Series G preferred shares will be treated as a distribution on the Series G preferred shares described under “Material Federal Income Tax Consequences — Taxation of U.S. Shareholders” and “— U.S. Taxation of Non-U.S. Shareholders” in our 8-K. If the redemption is taxed as a dividend, the holder’s adjusted basis in the Series G preferred shares will be transferred to any other shareholdings of the holder of Series G preferred shares in Equity Office. If the holder of Series G preferred shares owns no other shares of beneficial interest in Equity Office, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement to be dated the date of the final prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Series G preferred shares set forth opposite the underwriter’s name.

Number
Underwriter	of shares

Salomon Smith Barney Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

UBS Warburg LLC

Wachovia Securities, Inc.

Prudential Securities Incorporated

Total

      The underwriting agreement will provide that the obligations of the several underwriters to purchase the Series G preferred shares included in this offering will be subject to approval of legal matters by counsel and to other conditions. The underwriters will be obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters, for whom Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Wachovia Securities, Inc., and Prudential Securities Incorporated are acting as representatives, propose to offer some of the Series G preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Series G preferred shares to dealers at the public offering price less a concession not to exceed $          per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $          per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                               additional Series G preferred shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

      We intend to apply to have the Series G preferred shares listed on the NYSE.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise

Per share (1)	$	$

Total	$	$

(1)	We have agreed to pay the underwriters an underwriting discount of $0.7875 per share, or $ in the aggregate, but the discount for sales to certain institutions will be $0.625 per share. Therefore, the aggregate amount of the underwriting discount may be lower.

      We have agreed that, during the period beginning on the date the underwriting agreement is executed and continuing to and including 30 days from such date, we will not, without the prior written consent of Salomon Smith Barney, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Series G preferred shares, any other equity securities of ours which are substantially similar to the Series G preferred shares or any securities convertible into or exercisable or exchangeable for shares or any other equity securities of ours which are substantially similar to the Series G preferred shares. During the same period we have also agreed not to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Series G preferred shares, any other equity securities of ours which are substantially similar to the Series G preferred shares or any securities convertible into or exercisable or exchangeable for Series G preferred shares or any other equity securities of ours which are substantially similar to the Series G preferred shares.

      In connection with the offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Series G preferred shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue any of them at any time.

      We estimate that our portion of the total expenses of this offering (excluding the underwriting discount) will be approximately $                    .

      Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      We expect that delivery of the Series G preferred shares will be made against payment therefor on or about July 29, 2002, which is the      th business day following the expected date of the prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the expected date of the prospectus supplement or the next                               succeeding business days will be required, by virtue of the fact that the shares initially will settle in T+                              , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

LEGAL MATTERS

      The legality of the Series G preferred shares and our qualification as a REIT for federal income tax purposes will be passed upon for us by Hogan & Hartson L.L.P. Sidley Austin Brown & Wood LLP will act as counsel to the underwriters. Sidley Austin Brown & Wood LLP has in the past represented us and continues to represent us on a regular basis on a variety of matters unrelated to the offering of the Series G preferred shares.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Equity Office included in its Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated financial statements and schedule of Equity Office are incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The audited financial statements and schedule of Spieker Properties Inc. incorporated by reference in this prospectus supplement and the accompanying prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      On March 14, 2002, Arthur Andersen LLP was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of such federal obstruction of justice charges. In light of the jury verdict and the underlying events, Arthur Andersen LLP has informed the SEC that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines another date is appropriate. A substantial number of Arthur Andersen LLP’s personnel have already left the firm, and substantially all remaining personnel are expected to do so in the near future. Because of the significant decline in their size and the possibility that they will cease to operate, you are unlikely to be able to exercise effective remedies or collect judgments against them. As a result, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

PROSPECTUS

$1,500,000,000

EQUITY OFFICE PROPERTIES TRUST

Common Shares, Preferred Shares,

Common Share Warrants and Preferred Share Warrants

       We may from time to time offer in one or more series or classes (i) our common shares of beneficial interest, par value $.01 per share (“Common Shares”), (ii) our preferred shares of beneficial interest, par value $.01 per share (“Preferred Shares”), which may be convertible into Preferred Shares or Common Shares and (iii) our warrants exercisable for Common Shares (“Common Warrants”) or Preferred Shares (“Preferred Warrants,” and together with Common Warrants, “Warrants”), with an aggregate initial offering price of up to $1,500,000,000 in amounts, at prices and on terms determined at the time of offering. We may offer the Common Shares, Preferred Shares and Warrants (collectively, the “Securities”) separately or together, in separate series in amounts, at prices and on terms described in one or more supplements to this Prospectus (each, a “Prospectus Supplement”).

      We will deliver this Prospectus together with a Prospectus Supplement setting forth the specific terms of the Securities we are offering. Such terms will include, where applicable: (i) any initial public offering price of Common Shares; (ii) the specific title and stated liquidation value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price of Preferred Shares; and (iii) the specific title and aggregate number, and the issue price and exercise price and date(s) or period(s) of Warrants. In addition, such terms shall include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining our status as a real estate investment trust for federal income tax purposes.

      The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

      We may offer the Securities directly, through agents, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution” on page 15. No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of those Securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved of these Securities, or determined if this Prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this Prospectus is July 22, 1998.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Information contained in or incorporated by reference into this Prospectus and the accompanying Prospectus Supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our 1997 Annual Report on Form 10-K under the caption “Risk Factors” and other similar statements contained in this Prospectus or the accompanying Prospectus Supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Room of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission’s World Wide Web site at http://www.sec.gov. The Common Shares are listed on the NYSE under the symbol “EOP” and the Series A Preferred Shares are listed on the NYSE under the symbol “EOPpfA.” Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement”), of which this Prospectus is a part, under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is “http://www.sec.gov.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

a.	The Company’s Annual Report on Form 10-K for the year ended December 31, 1997, as amended to date.

b.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

c.	The Company’s Current Report on Form 8-K/A, filed with the Commission on February 18, 1998 (amending the Company’s Current Report on Form 8-K filed with the Commission on December 24, 1997) and the Company’s Current Report on Form 8-K filed with the Commission on June 30, 1998.

d.	The Company’s Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company’s Registration Statement on Form S-11 (File No. 333-26629).

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of a particular offering of Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of Securities, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, Attention: Diane Morefield (telephone number: (312) 466-3300).

      As used herein and in the accompanying Prospectus Supplement, “Company” means Equity Office Properties Trust, a Maryland real estate investment trust, and one or more of its subsidiaries (including EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”)), and predecessors thereof (the “Equity Office Predecessors”) or, as the context may require, Equity Office Properties Trust only or the Operating Partnership only. All references to the historical activities of the Company prior to July 11, 1997, refer to the activities of the Equity Office Predecessors.

THE COMPANY

      The Company was formed to continue and expand the national office property business organized by Samuel Zell, chairman of the Board of Trustees of the Company. The Company, a self-administered and self-managed real estate investment trust (“REIT”), is the managing general partner of the Operating Partnership. The Company owns all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries.

      The Company’s executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and its telephone number is (312) 466-3300.

USE OF PROCEEDS

      Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership. The Operating Partnership intends to use such net proceeds for general business purposes, including, without limitation, the repayment of certain outstanding debt and the acquisition or development of additional properties.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DISTRIBUTIONS

      The Company’s ratios of earnings to combined fixed charges and preferred share distributions are as follows:

				Equity Office
	Three Months			Predecessors	Equity Office Predecessors
	Ended		Company	(Combined	(Combined Historical)
	March 31,		(Historical)	Historical)	Years Ended December 31,
			July 11, 1997 to	January 1, 1997 to
	1998	1997	December 31, 1997	July 10, 1997	1996	1995	1994	1993	1992

Ratio of Earnings to Combined Fixed Charges and Preferred Share Distributions	1.94	1.90	2.11	1.52	1.49	1.21	1.24	1.23	1.24

      The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs, the portion of rental expense deemed to represent interest expense and preferred share distributions.

DESCRIPTION OF COMMON SHARES

      The following description sets forth the general terms of the Common Shares which may be issued by the Company. The description set forth below and in any Prospectus Supplement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”) which will be made available as requested.

      Pursuant to its Declaration of Trust, the Company is authorized to issue 750 million Common Shares. The Common Shares currently outstanding are listed for trading on the New York Stock Exchange (“NYSE”). As of June 30, 1998, 252,580,792 Common Shares were issued and outstanding. The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

      All Common Shares will be, when issued against payment therefor, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Company’s Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The rights of holders of Common Shares will be subject to, and may be adversely affected by, the rights of holders of any Preferred Shares that have been issued and may be issued in the future. The Board of Trustees of the Company may cause Preferred Shares to be issued to obtain additional financing, in connection with acquisitions, to officers, trustees and employees of the Company pursuant to benefit plans or otherwise and for other proper corporate purposes. The Company currently pays regular quarterly distributions on the Common Shares, as well as on the Series A Preferred Shares and the Series B Preferred Shares (as such terms are hereinafter defined).

      Subject to the provisions of the Company’s Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

      Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company’s Declaration of Trust regarding restrictions on ownership and transfer, Common Shares have equal distribution, liquidation and other rights.

      Pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the “Maryland REIT Law”), a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. The Company’s Declaration of Trust contains such a provision providing for a lesser percentage, a majority of outstanding shares, with respect to transactions pursuant to which the Company’s assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange).

      Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company’s Declaration of Trust permits such action by the Board of Trustees. Also under the Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. The Company’s Declaration of Trust authorizes the Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest of the Company or the number of shares of beneficial interest of any class of beneficial interest of the Company but requires that such action be approved by the affirmative vote of a majority of all the votes cast on the matter at a meeting of shareholders at which a quorum is present.

      The Company’s Declaration of Trust authorizes the Board of Trustees to reclassify any unissued Common Shares into other classes or series of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

      The transfer agent and registrar for the Common Shares is Boston EquiServe LLP, an affiliate of First National Bank of Boston.

DESCRIPTION OF PREFERRED SHARES

      The following description sets forth the general terms of the Preferred Shares which may be issued by the Company. The description set forth below and in any Prospectus Supplement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company’s Declaration of Trust, the applicable Articles Supplementary to the Declaration of Trust determining the terms of the related series of Preferred Shares (the “Articles Supplementary”), and the Bylaws of the Company, each of which will be made available as requested.

      Pursuant to its Declaration of Trust, the Company is authorized to issue 100 million Preferred Shares, to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series, as authorized by the Board of Trustees.

      As of June 30, 1998, the Company had outstanding (i) 8,000,000 8.98% Series A Cumulative Redeemable Preferred Shares, liquidation preference, $25.00 per share (“Series A Preferred Shares”) and (ii) 6,000,000 5.25% Series B Convertible, Cumulative Redeemable Preferred Shares, liquidation preference of $50.00 per share (“Series B Preferred Shares”).

      Series A Preferred Shares. The Series A Preferred Shares rank senior to the Common Shares and on a parity with the Series B Preferred Shares with respect to payment of distributions and distributions of assets upon liquidation, dissolution or winding up of the Company. Holders of the Series A Preferred Shares are entitled to receive, when and as authorized by the Company, cumulative cash distributions at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per share). Such distributions are cumulative and are payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year. The Series A Preferred Shares are not convertible or entitled to the benefit of any sinking fund. On and after June 15, 2002, the Company, at its option, may redeem the Series A Preferred Shares, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions thereon to the date fixed for redemption. However, the redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Shares are entitled to a liquidation preference of $25.00 per share, plus accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares and any other class or series of shares of the Company ranking junior to the Series A Preferred Shares as to liquidation rights.

      Series B Preferred Shares. The Series B Preferred Shares rank senior to the Common Shares and on a parity with the Series A Preferred Shares with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the Company. Distributions on the Series B Preferred Shares are cumulative and are payable quarterly on or about the fifteenth day of February, May, August and November of each year, at the rate of 5.25% of the $50.00 liquidation preference per annum (equivalent to $2.625 per annum per share), subject to increase if the Company fails to satisfy certain obligations to file a registration statement to register resales of the Series B Preferred Shares and the Common Shares issuable upon redemption or conversion of the Series B Preferred Shares and to file an application with the NYSE to list the Series B Preferred Shares and Common Shares issuable upon redemption or conversion of the Series B Preferred Shares on the NYSE, in each case, on or before August 10, 1998. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series B Preferred Shares are entitled to a liquidation preference of $50.00 per share, plus accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares and any other class or series of shares of the Company ranking junior to the Series B Preferred Shares as to liquidation rights.

      The Series B Preferred Shares are convertible at any time, at the option of the holder, unless previously redeemed, into Common Shares at a conversion price of $35.70 per Common Share (equivalent to a conversion rate of 1.40056 Common Shares for each Series B Preferred Share), subject to adjustment in certain circumstances (the “Conversion Price”). The Series B Preferred Shares are subject to mandatory redemption on February 15, 2008 at a price of $50.00 per Series B Preferred Share, plus accumulated and unpaid distributions to the redemption date. The Series B Preferred Shares are not redeemable prior to February 15, 2003. On and after February 15, 2003, the Series B Preferred Shares will be redeemable by the Company, in whole or from time to time in part, at the option of the Company, for such number of Common Shares as are issuable at the Conversion Price (the “Share Redemption Right”). The Company may exercise the Share Redemption Right only if for 20 trading days within any period of 30 consecutive trading days, including the last day of such period, the closing price of the Common Shares on the NYSE exceeds $41.055 per share, subject to adjustment in certain circumstances. On and after February 15, 2003, the Series B Preferred Shares may be redeemed at the option of the Company for cash (the “Cash Redemption Right”), in whole or from time to time in part, initially at $51.1667 per Series B Preferred Share and thereafter at prices declining to $50.00 per Series B Preferred Share on and after February 15, 2007, plus in each case accumulated and unpaid distributions, if any, to the redemption date. The Company will not exercise its Cash Redemption Right unless the redemption price (other than the portion thereof consisting of accumulated and unpaid distributions) for the exercise of the Cash Redemption Right is paid solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and from no other source. In addition, in certain circumstances relating to the preservation of the Company’s status as a REIT for federal income tax purposes, the Company may redeem Series B Preferred Shares at any time.

      In connection with the offering of the Series B Preferred Shares, the Board of Trustees determined that the Ownership Limit (as defined herein) with respect to the Series B Preferred Shares means the greater of (i) 9.9% of the Series B Preferred Shares (in value or number, whichever is more restrictive) or (ii) such number of Series B Preferred Shares such that five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all Excepted Holders (as defined in the Declaration of Trust)), could not Beneficially Own (as defined in the Declaration of Trust), in the aggregate, more than 49.5% of the value of the outstanding shares of beneficial interest of the Company.

      The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

(1)	The title, series and stated value of the Preferred Shares;

(2)	The number of Preferred Shares offered, the liquidation preference per share and the initial offering price or prices of the Preferred Shares;

(3)	The distribution rate(s), period(s) and/or payment date(s) (or method(s) of calculation thereof) applicable to the Preferred Shares;

(4)	Whether distributions on the Preferred Shares are cumulative or non-cumulative and, if cumulative, the dates from which distributions will begin to accumulate;

(5)	The procedures for auction and remarketing, if any, for the Preferred Shares;

(6)	The provisions for a sinking fund, if any, for the Preferred Shares;

(7)	The provisions for redemption, if applicable, of the Preferred Shares;

(8)	Any listing of the Preferred Shares on any securities exchange;

(9)	The terms and conditions, if applicable, upon which the Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

(10)	The relative ranking and preferences of the Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company if other than as described in this Prospectus;

(11)	Any limitations on issuance of any other series of Preferred Shares ranking senior to or on a parity with Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

(12)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

(13)	A discussion of all material federal income tax considerations, if any, applicable to the Preferred Shares that are not discussed in this Prospectus; and

(14)	Any other specific terms, preferences, rights, limitations or restrictions of the Preferred Shares (which shall not be inconsistent with the provisions of the Company’s Declaration of Trust or the applicable Articles Supplementary).

      Rank. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company other than referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to such Preferred Shares. The term “equity securities” does not include convertible debt securities.

      Distributions. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment to shareholders, cash distributions (or distributions in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

      Distributions on any series of Preferred Shares, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accumulated for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

      Unless otherwise specified in the applicable Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full distributions shall be declared or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to distributions with such Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accumulated distributions per share on the Preferred Shares of such series and such other series of Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

      If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Preferred Shares for the year and the denominator of which shall be the Total Dividends.

      Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

      The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company on the date(s) or during the period(s) to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid distributions thereon (which shall not, if such Preferred Shares do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

      Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition of Preferred Shares of such series to assist in maintaining the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

      If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (iv) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holders’ conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accumulate on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

      Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

      Voting Rights. Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

      Whenever distributions on any Preferred Shares shall be in arrears for six or more quarterly periods, the holders of such Preferred Shares (voting together as a single class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such series of Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

      Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to such series of Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company’s Declaration of Trust or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of Preferred Shares; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been converted or redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

      Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

      Registrar and Transfer Agent. The registrar and transfer agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

      The Company may issue Common Warrants or Preferred Warrants for the purchase of Common Shares or Preferred Shares, respectively. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

(1)	The title of the Warrants;

(2)	The aggregate number of the Warrants;

(3)	The price or prices at which the Warrants will be issued;

(4)	The designation, number and terms of the Common Shares or Preferred Shares, as the case may be, purchasable upon exercise of the Warrants;

(5)	The designation and terms of the other Securities offered thereby with which the Warrants are issued and the number of the Warrants issued with each such Security offered thereby:

(6)	The date, if any, on and after which the Warrants and the related Common Shares or Preferred Shares, as the case may be, will be separately transferable;

(7)	The price per share at which the Common Shares or Preferred Shares, as the case may be, purchasable upon exercise of the Warrants may be purchased;

(8)	The date(s) on which or the period(s) during which the right to exercise the Warrants will commence and the date on which the right shall expire;

(9)	The minimum or maximum number of Warrants which may be exercised at any one time;

(10)	Information with respect to book entry procedures, if any;

(11)	A discussion of certain federal income tax considerations, if any; and

(12)	Any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

      For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

      Because the Board of Trustees believes it is desirable for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions as discussed below, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% in value or number (whichever is more restrictive) of the Common Shares or of any series of the Preferred Shares (the “Ownership Limit”). The ownership attribution rules under the Code are complex and may cause Common Shares or any series of Preferred Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of the Common Shares or any series of Preferred Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares or any series of Preferred Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.9% of the outstanding Common Shares or the applicable series of Preferred Shares, as the case may be, and thus subject such Common Shares or Preferred Shares to the Ownership Limit. The Board of Trustees will grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Code if it is satisfied, based upon the advice of counsel or a ruling from the IRS, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company’s status as a REIT. As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made.

      The Declaration of Trust permits the Board of Trustees to increase the Ownership Limit with respect to any class or series of shares of beneficial interest of the Company; provided, however, that, after giving effect to such increase, five beneficial owners of Common Shares may not beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

      The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

      Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT.

      If any purported transfer of shares of beneficial interest of the Company or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of

Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the Ownership Limit (referred to as “excess shares”) and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the “Prohibited Owner”) will cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the “Beneficiary”). Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who will be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

      In addition, shares of beneficial interest of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date of the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Company. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

      The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between  1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice to the Company by January 31 of each year. In addition, each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Company’s shares of beneficial interest might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

PLAN OF DISTRIBUTION

      The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

      The Company may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers from whom they may act as agent.

      Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company’s agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

      Certain of the underwriters and their affiliates may engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

EXPERTS

      The consolidated financial statements of Equity Office Properties Trust appearing in Equity Office Property Trust’s Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Beacon Properties Corporation, appearing in the Current Report on Form 8-K/A of Equity Office Properties Trust filed with the Commission on February 18, 1998, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the Securities will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., special tax counsel to the Company.

                                Shares

Equity Office Properties Trust

      % Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

PROSPECTUS  SUPPLEMENT

July      , 2002

Salomon Smith Barney

Merrill Lynch & Co.

Morgan Stanley

UBS Warburg

Wachovia Securities

Prudential Securities